Exhibit 10.03

Services Agreement

This Services Agreement (the “Agreement”) is entered into on	15-aug-2008

by and between InterXion Sverige AB,	(hereinafter ‘Interxion’)
Vanda 3, Esbogatan 11 P.O. Box 56, 164 94 Kista, Stockholm Sweden

and Midasplayer AB Sankt Göransgatan 66 112 33 STOCKHOLM	(hereinafter the ‘Customer’)

SWEDEN

Services Form

1	Subject

Customer purchases Services from Intention as specified under Clause 2 (‘Customer Order’) of this Services Form and in accordance with the terms and conditions as listed in Clause 5 (‘List of Annexes and Schedules’) of this Service Form. The Agreement relates to the business accomodation(s) at the address(es), indicated under Paragraph 2.3 of this Services Form. The definitions, used in this Services Form, shall have the same meaning as they have in the General Terms and Conditions for Services of Intention, version 2006.1 (Annex 3 to this Services Form).

2	Customer order

2.1 Account Management

Account Manager	Jens Lidman	Contract Number		Order Number
Customer ID	KI5013009

2.2 Customer information

Customer		Contact person		Contact during Order Implementation
Name	Midasplayer AB	Name	Lars Markgren	Name	Daniel Wigefors
Street	Sankt Göransgatan 66	Function	Managing Director	Function	IT Manager
Postcode	112 33 STOCKHOLM	Telephone	+46 8 545 704 36	Telephone	+46 8 545 704 35
City		Fax		Fax
County	SWEDEN	E-mail	lars@king.com	E-mail	daniel.wigenfors@king.com
Telephone	+ 46 8 545 704 30
Fax	+ 46 8 545 704 39
E-mail

Invoicing address (if different from above)		Invoicing contact		Contact during operations
Street		Name	Dan Richardsson	Name	Daniel Wigenfors
Postcode		Function	Ekonomichef	Function
City		Telephone	+46 8 503 825 05	Telephone
County		Fax		Fax
		Email	dan.richardson@king.com	E-mail

Customer Bank details
Bank name	SEB	Account no		VAT number	556653-2064

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2.3 Contract term and location information

Initial Agreement Period (in months)	36	Building	STO1
Invoicing frequency	Monthly	Room number	21
Commencement date	01-okt-08	Cabinet reference	N/A
Safety Deposit	168 000 sek	Street	Esbogatan 11, Akalla
By means of	Bank Transfer	Postcode	164 94 KISTA
		City

2.4 Order specification and service fees

Currency SEK	All amounts below are exclusive of Value Added Tax

Prod. Code	Description	Unit type	Quantity	Unit price	Total

Services
501035	Cage area, incl “standard power” infrastructure	sqm	32,00	1 750,00	56 000,00
	Capacity: 1 kVA/sqm,excl. power usage

		Total of monthly recurring service fees			56 000,00

Set-up, installation and materials
501503	Set-up incl cage walls, infrastructural adaptments Cabel trays, title cutting, Incl. 2 fibre SM or MM To “Meet-me-room” 20 st plug-sets 16 Amp single phase incl. 10 cabinets with PDUs	sqm	1,00	182 168,00	182 168,00

		Total of set-up, installation and materials fees			182 168,00

Usage fees
501350	Power usage	kWh		1,78

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2.5 Configuration details

Configuration details, floorplans and/or Technical Requirements Questionnaire(s) (“TRQ”) on the service listed above are attached in the Annexes.

3	Notice

Any notice or communication between the Parties related to the Agreement shall be addressed as set forth below:

InterXion Sverige AB,
Vanda 3, Esbogatan 11	Contact person:	Managing Director
P.O. Box 56, 164 94 Kista, Stockholm	Phone:	+46 (0)8 594 64050
Sweden	Fax:	+46 (0)8 594 64051

4	Miscellaneous

This Services Form, together with its Annexes and its Schedules, constitutes the entire Agreement and understanding between the Parties with respect to the subject matter of the Agreement. In the event there is a conflict between the provisions of the Service Form, the Country Rider, the service specific terms & conditions, the General Terms and Conditions, the service specific schedules or the Configuration Details, the order of precedence shall be (1) the Service Form, (2) the Country Rider, (3) the service specific terms and conditions, (4) the General Terms and Conditions, (5) the service specific schedules and (6) the Configuration Details.

5	List of annexes and schedules

1. Country Rider Sweden

2. Equipment Housing Services Terms and Conditions 2006-1

3. General Terms and Conditions, version 2006-1

4. Equipment Housing Schedules 1-3 2004-2 final

5. Floorplan

Customer declares to have received all annexes and schedules and to have taken notice of these documents.

6	Special Regulations

The special regulations that apply to the Agreement are:

Country Rider Sweden, ver 2006-1, Addition to clause 3-Pledje: This claus will not apply to the agreement

Monthly services fees will be invoiced monthly in advance.

Power usage and power tax will be invoiced monthly based on actual kWh usage.

During this agreement and it’s renewal Midasplayer has access to 10 cabinets and PDUs provided by Intention. The cabinets are of type Rittal 48 HU and the PDUs are of common type with 8 x schuko connections.

To get access to the service, signed agreement, set-up fee and safety deposit has to be received by Intention 1 of september at the latest.

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Max 70% usage of a power plugset:

The current drawn from the plugset shall not exceed a total maximum continuous load of 70%. For instance 11.2 Amp. (=1855 kWh/month) for 16A plugset.

All proposals and unsigned serviceforms are to be considered ‘proposals’ limited validity for 30 days and subject to approval by management.

As agreed by both parties:

Signature

Customer		Interxion
Name	LARS MARKGREN	Name	PEDER BANK
Title	Managing Direct	Title	Managing Director
	/s/ Lars Markgren		/s/ Peder Bank

Place	STOCKHOLM	Place	STOCKHOLM
Date	2008-08-21	Date	2008-08-26

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Rider to the General Terms and Conditions for Services by Interxion, applicable to Agreements subject to Swedish law

(hereinafter: “Country Rider”)

Definitions

The definitions used in this Country Rider shall have the meaning they have in the General Terms and Conditions for Services, except for the following definitions:

Business Day(s):	Shall mean every day excluding Saturdays, Sundays and Swedish national holidays.

Business Hours:	Shall mean the hours between 08:00 to 16:00 on Business Days.

1.	Addition to Clause 3.5 — Price increase

The applicable index under the Agreement is the Consumer Price Index (Konsumentsprisindex) (“KPI”) rendered by Statistics Sweden (Statistiska centralbyran), base 1980 = 100.

2.	Addition to Clause 3.7 — interest rate

Interest will be payable on the rate stipulated in Section 6 of the Swedish Interest Act.

3.	Addition to Clause 3 — Pledge

The Customer hereby pledges to Interxion all of the Costumer’s title to and interest in the Customer Equipment as security for the due and punctual performance of all its obligations towards InterXion. If the Customer does not own the Customer Equipment or if any third party has a title to the Customer Equipment before the Commencement Date, the Customer shall inform Interxion of such fact. The Customer shall not create any (additional) security interests, whether by mortgage or otherwise, for the benefit of any third party, in the Customer Equipment after the Commencement Date. Under no circumstances shall any such (additional) security interests concern Intention and the Customer shall be the sole party that has any obligations towards such third party.

If the pledge of the Customer Equipment must be executed, Chapter 10 Section 2 of the Swedish Commercial Code shall not be applicable and InterXion may execute the pledge as it finds appropriate.

4.	Applicable law and disputes

The Agreement shall be construed with and governed by the laws of Sweden.

Any dispute, which may arise out of or in connection with the Agreement, shall be submitted to the exclusive jurisdiction of the competent court of Stockholm.

As agreed by both parties:

Customer	Interxion
Name Lars Markgren	Name Peder Bank
Title Managing Director	Title MD
Signature /s/ Lars Markgren	Signature /s/ Peder Bank
Place Stockholm	Place Stockholm
Date 2008-08-24	Date 26/Aug

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Equipment Housing Services Terms and Conditions

of Intention (as defined below) (hereinafter: “EH Terms and Conditions”)

Clause 1

Definitions

1.1	The definitions, used in these EH Terms and Conditions, shall have the same meaning as they have in the General Terms and Conditions for Services of Interxion. Other terms, used in these EH Terms and Conditions shall be defined as follows:

Acceptable Use Policy (AUP)	The terms and conditions that concern the use of the Premises, annexed to the Agreement as Schedule 3.

Engineer	An engineer performing the Hands & Eyes Services, acting upon the instructions and subjected to the direct control of the Customer.

Equipment Cabinet	The 19-inch cabinet as in accordance with the standards of the European Telecommunications Standard Institute, or a cabinet of equivalent standard, at the Premises, used by the Customer for the installation and operation of the Customer Equipment.

Equipment Housing Services	The provision of Customer Space and/or related Hands & Eyes Services as opted for by the Customer, according to the Services Form and as described in the Service Description.

Hands & Eyes Services	The provision of Rapid Response and/or Pre Scheduled Work Services by an Engineer, if opted for by the Customer and as described in the Service Description.

Occurrence	a deviation from the Services, caused by the Customer, through the Customer Equipment, or through a defect in any equipment under the control of or used by or on behalf of the Customer, or otherwise, that may cause or threatens to cause operational disturbances.

1.2	References to Clauses and Schedules are to clauses of these EH Terms and Conditions, respectively the Schedules that form part of the Agreement.

1.3	The headings to the clauses of these EH Terms and Conditions are for ease of reference only and shall not affect the interpretation or construction thereof.

1.4	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or reenacted.

1.5	Use of the singular includes the plural and vice versa, use of any gender includes the other genders; any reference to persons includes natural persons and legal persons, including, but not limited to firms, partnerships, companies, corporations, associations, organizations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.6	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7	A reference to a certain document is a reference to that other document as amended, varied, supplemented, or renewed from time to time.

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Clause 2

Services

2.1	Interxion shall use all reasonable endeavors to provide the Services, in accordance with the Annexes and Schedules, but does not warrant any results of the Services, except to the extent the Service Level Agreement explicitly stipulates otherwise.

2.2	To the extent the Services fail to meet the service levels set out in the Service Level Agreement, Interxion shall grant the Customer service credits as set out therein (subject always to the limitations set out in the Service Level Agreement). The Customer agrees that the service credits shall be its sole and exclusive remedy for failure by Interxion to achieve the service levels. The Parties agree that such service credits are a genuine pre-estimate of the loss suffered by the Customer in the event of such failure.

2.3	In the event an Occurrence comes to the attention of either of the Parties, that Party shall immediately inform the other Party of this fact and, if possible, on a probable cause of the Occurrence.

2.4	Promptly upon receipt of such information as referred to in clause 2.3 hereof, the Customer shall:

(a)	at its own costs initiate all reasonable measures and commit all such actions using all reasonable efforts to remove, repair, correct, undo or in any other way discontinue the fault or defect that causes the Occurrence, and inform Interxion by Notice of the measures taken in this respect; and

(b)	keep Interxion informed by Notice of the progress made in relation to the obligation as referred to under (a) and

(c)	promptly upon completion of the actions as referred to under (a), inform Interxion by Notice of such completion and its results.

2.5	Interxion may, at its sole discretion and without incurring any liability, suspend the Customer’s access to the relevant Interxion Facilities or to the Premises until the fault or defect that causes or may cause the Occurrence has been adequately corrected in accordance with Clause hereof and until Interxion has informed the Customer by Notice of such correction.

2.6	If the Customer fails to correct the fault or defect that causes or may cause the Occurrence, or fails to do this within a reasonable period, at the sole discretion of Interxion, Interxion is entitled to correct such fault or defect itself, at the costs of the Customer. The Customer shall indemnify Interxion for any and all claims, complaints and actions that other customers or third parties may bring against Interxion in relation to an Occurrence.

2.7	If a deviation from the Services occurs, caused by another customer of Interxion, through the facilities of such other customer, or through a defect in any equipment under the control of or used by or on behalf of such other customer, or otherwise, that may cause or threatens to cause operational disturbances, Interxion will not be liable to the Customer for possible damages that it incurs as a consequence of such deviation(s).

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Clause 3

Customer Rights and Obligations

Access

3.1	The Customer’s personnel and third parties, appointed by the Customer as “owning a permanent right of access”, and to whom the Customer has provided access passes as described in the Acceptable Use Policy, shall (without prior Notice being required) be entitled to enter the Premises, for the purpose of

(a)	inspecting or installing the Customer Equipment, or

(b)	carrying out all necessary maintenance and repair to the Customer Equipment which Interxion is not obliged to provide under the Agreement.

Other Customer’s personnel and third parties shall be granted access (i) under normal circumstances upon twenty four (24) hours Notice from the Customer to Interxion, and (ii) in case of (at the discretion of Interxion) urgency upon thirty (30) minutes Notice by the Customer to Interxion, stating the reason for urgency. Notices in relation hereto shall be made to Interxion’s European Services Center, as referred to in the Service Level Agreement. Under no circumstances shall Interxion be liable to the Customer, its customers, or third parties for interruption of the Services or for any other loss, costs or damages caused by or related to improper use or maintenance of the Customer Equipment and/or Interxion Facilities by Customer or third parties appointed by Customer.

3.2	Customer shall follow all instructions of Interxion with respect to access to the Premises, including but not limited to the instructions described in the Acceptable Use Policy.

3.3	Customer shall allow Interxion access to the Customer Space to the extent reasonably required by Interxion for any installation, inspection or maintenance.

Customer information

3.4	Customer shall provide Interxion with all necessary information (equipment specifications and related information), specialist training and cooperation as Intention deems necessary to enable Interxion to provide the Equipment Housing Services.

Inventory

3.5	At any time during the term of the Agreement, the Customer shall ensure that all Customer Equipment is safe and fit for its purpose and that it will not cause any damage to any property, equipment, facility or software belonging to or used by Interxion or any other customer or other third parties, and that it will not hinder or impede the provision of services to any of Interxion’s customers. Prior to the Commencement Date, the Customer shall provide Interxion with a full list and a detailed written description of all Customer Equipment that is or will be installed in the Customer Space and the Customer shall regularly update a list of all Customer Equipment installed.

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Insurance

3.6	Customer warrants to Interxion that it has in place a valid and sufficient liability insurance covering damage, in accordance with and appropriate to the nature and extent of its business activities, including but not limited to damage to the Interxion Facilities, the Premises and any other equipment of Interxion or of its customers or other third parties. Customer will have the Customer Equipment sufficiently insured against physical damage, theft, etc.

Usage of Customer Space

3.7	The Customer Space shall only be used for the purpose(s) as agreed upon under the Agreement.

3.8	The Customer may only allow the use of the Equipment Housing Services by third parties upon prior written approval from Interxion.

Technical Conditions

3.9	The Customer warrants that the Customer Equipment:

(1)	Is certified for the purposes intended and complies with relevant national and international standards, as from time to time amended and/or supplemented;

(2)	is constructed, installed and maintained in such a way that failure and/or damage will not harm any other equipment or the operation of that other equipment, or endanger any personnel;

(3)	Conforms to all restrictions and complies with the Acceptable Use Policy, as from time to time amended and/or supplemented and provided to the Customer.

3.10	The Customer shall supply the Customer Equipment and shall have the sole responsibility for the fitting and installation in accordance with the Acceptable Use Policy by its own personnel or third parties at its own risk and costs.

3.11	If the Customer actually or allegedly has caused an alarm or a gas-fire extinguishing, Interxion has the right to perform a thorough investigation of any such incident and the Customer shall cooperate fully with such investigation. Any costs incurred by Interxion in this respect shall be borne by the Customer.

Equipment Delivery

3.12	The Customer shall inform Interxion at least one Business Day in advance of the delivery, fitting or installation of the Customer Equipment. The Customer shall bear all costs for deliveries outside the regular Business Hours.

3.13	The Customer shall not bring any furniture, equipment and/or goods onto the Premises without the prior written consent of Interxion, except to the extent that this is necessary for the exercise of the rights given to the Customer pursuant to the Services Form. The Customer is obliged to remove any other goods or dirt it has brought onto the Premises immediately.

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Cabling

3.14	All cabling at the Premises by or on behalf of the Customer may only take place after prior written approval of Interxion and shall only follow the routes designated by Interxion in its instructions.

Obligations upon termination

3.15	Upon termination of the Agreement, the Customer shall have removed all Customer Equipment at its own risk and costs. The Customer shall pay for restoring the Customer Space, or any other part of the Premises used by the Customer, to the same condition as they were in at the Commencement Date.

3.16	If the Customer fails to remove the Customer Equipment or to restore the Customer Space by the date the Agreement terminates, Interxion shall have the right, at the Customer’s expenses, to remove the Customer Equipment from the Premises or to restore the Customer Space itself, and to deliver the Customer Equipment to the Customer at the address stated on the Service Form and to reinstate the Customer Space or any other part of the Premises used by the Customer to the same condition they were in at the Commencement Date. For every month, or part thereof, that the Customer has failed to meet the obligations as set forth in Clause 3.15, the Customer will be obliged to pay Interxion damages that amount to twice the recurring fees as they were the day before the termination. The Customer will not hold Interxion liable for and waives any right to claim damages with regard to damage to or loss of the equipment after the Agreement has terminated.

3.17	The Customer shall reimburse all costs, damages and expenses incurred by Interxion in connection with Clause 3.16 to Interxion within fourteen (14) days of receipt of the invoice detailing such costs and expenses. Interxion shall be entitled, at its sole discretion, to engage third party contractors to carry out the activities described in Clause 3.16 and to pass on any invoices from such third party contractors to the Customer who will pay for all reasonable charges appearing on such invoices.

Clause 4

Interxion Rights and Obligations

Operation of environmental controls

4.1	Interxion shall ensure that the air conditioning and other environmental controls in the Premises provide a suitable environment for the operation of the Customer Equipment in accordance with the service levels as reflected in the Service Level Agreement.

Maintenance of the Interxion Facilities

4.2	Interxion shall from time to time carry out preventive maintenance on the Interxion Facilities at no charge to the Customer. Such preventive maintenance includes changes necessitated by technical developments.

4.3	Interxion will perform normal maintenance and cleaning in the Premises and the Customer will allow Interxion staff access to the Customer Space to perform its obligations as stipulated in this Clause.

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4.4	Interxion shall, in the event of service interruptions due to (preventive) maintenance activities, which are scheduled in advance, notify the Customer 10 (ten) workdays in advance. Interxion shall discuss its long-term maintenance schedule with the Customer on a regular basis with a view to minimize disturbances and to allow the Customer to schedule its own preventive maintenance accordingly.

4.5	Interxion shall, unless otherwise agreed between the Parties, carry out service interrupting maintenance activities to the Interxion Facilities between 23:00 local time and 07:00 local time, unless, in Interxion’s reasonable opinion, an emergency situation exists, requiring essential maintenance activities to occur outside these hours. Customer will be immediately informed of the occurrence of such an emergency situation.

4.6	If the Customer has opted for the service level “Basic” or ‘Standard” as described in the Service Description the Equipment Housing Services may not comply with the specifications set forth in the Service Level Agreement during the maintenance services of Interxion as described in Clause 4.2. In the event that service interruptions are inevitable a plan shall be developed along with Customer, which allows it to continue the provision of its services to third parties. Outages as a result of such maintenance services will not be taken into account to assess whether or not Interxion has met its obligations or guarantees under the Agreement.

Ownership of Customer Equipment

4.7	Under no condition shall the Agreement vest any rights of Interxion with respect to Customer Equipment, unless the Agreement explicitly stipulates otherwise. Interxion is not entitled to use Customer Equipment for its own purposes. Interxion shall not remove, alter or obscure any proprietary notices from the Customer Equipment.

Clause 5

Hands & Eyes Services

Hands & Eyes Services

5.1	The Hands & Eyes Services are performed using skill, diligence and care, and taking all reasonable measures to provide the Hands & Eyes Services with the best endeavors. Notwithstanding the previous sentence, Interxion does not, implicitly or explicitly, undertake to achieve or warrant any result of any Hands & Eyes Services performed, except to the extent that the Service Level Agreement does provide guarantees.

5.2	The Hands and Eyes service offers generic Rapid Response and Pre Scheduled Work services as described in the Service Description.

5.3	Interxion has no obligation to provide the Engineer or the Customer with any special tools or any spare parts to the Customer Equipment in order to perform Hands & Eyes Services. Customer shall be solely responsible for the availability of such special tools or spare parts to the Engineer.

5.4	Customer shall indemnify Interxion for any and all liabilities, damages, costs, charges and expenses incurred by Interxion resulting from or arising out of or in connection with any damages to third parties or properties of third parties in the performance of the Hands & Eyes Services.

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5.5	The Customer shall at all times remain responsible for implementation and installation of Customer Equipment. Interxion shall not, by the mere fact that it has assisted in the implementation and/or installation pursuant to the Installation Support Rapid Response and Pre Scheduled Work services as defined in the Service Description, be responsible or liable for the results of such implementation and/or installation.

Clause 6

Power usage fees

6.1	Notwithstanding any provision to the contrary in the Agreement, in the event that the market price for power usage (kWh) increases with 5% or more, the fees with respect to power usage will be adjusted accordingly.

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General Terms and Conditions for Services

of Interxion (as defined below) (hereinafter: “General Terms and Conditions”)

Clause 1

Definitions

1.1	The terms used in these General terms and conditions shall be defined as follows:

Affiliated Company	A company in which Interxion Holding N.V. holds a majority of the voting rights and/or has the power to appoint the majority of the board.

Agreement	The Agreement entered into by Interxion and the Customer, the subject matter of which is the provision of the Services by Interxion to the Customer as reflected in the Services Form.

Business Day(s)	The day(s) as defined in the Country Rider to the Agreement.

Business Hours	The hours as defined in the Country Rider to the Agreement.

Customer	The counter party of Interxion in the Agreement.

Customer Equipment	All equipment owned, leased or held by or on behalf of the Customer, which is placed, stored and/or installed in the Customer Space.

Customer Space	The space at the Premises reserved for and provided to the Customer.

Commencement Date	The date the Agreement takes effect, as stipulated in the Services Form.

Country Rider	The additional country specific terms and conditions that apply to the Agreement.

Electronic Message	A set of segments, prepared in a computer readable format and capable of being automatically and unambiguously processed.

Interxion	The legal entity that is stated on the Services Form and that is a part of the Interxion Group (Interxion Holding N.V. and its Affiliated Companies).

Interxion Facilities	Any equipment, hardware, and/or cabling, including but not limited to telecommunications networks, cables, devices and racks installed and operated by Interxion and/or providers of telecommunication services, located in any part of the Premises, to provide the Services.

Initial Agreement Period	The minimum period the Agreement has been concluded for, as set forth in the Services Form.

Notice	A notice, in writing or by Electronic Message, to be given regarding the Agreement by either Party to the other.

Party (Parties)	Interxion and/or the Customer.

Premises	The site, owned or leased by Interxion, specified in the Services Form, in which the Services are provided.

Service(s)	The services, reflected in the Services Form, that Interxion has agreed to provide to the Customer

Service Description	The terms and conditions that describe the extent of the Services, annexed to the Agreement as Schedule 1.

Services Form	The form, which states the specific arrangements of the Agreement between the Parties and the Services to be provided.

Service Level Agreement	The terms and conditions concerning the service levels against which Interxion shall provide the Services, annexed to the Agreement as Schedule 2.

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1.2	References to Clauses and Schedules are to clauses of these General Terms and Conditions, respectively the Schedules that form part of the Agreement.

1.3	The headings to the Clauses of these General Terms and Conditions are for ease of reference only and shall not affect the interpretation or construction thereof.

1.4	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or reenacted.

1.5	Use of the singular includes the plural and vice versa;, use of any gender includes the other genders, any reference to persons includes natural persons and legal persons, including, but not limited to firms, partnerships, companies, corporations, associations, organizations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.6	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7	Any reference to a certain document is a reference to that other document as amended, varied, supplemented, or renewed from time to time.

Clause 2

Applicability

These General Terms and Conditions apply to the Agreement as stated in the Services Form, with the exclusion of the applicability of any (general) terms and conditions of the Customer.

Clause 3

Fees, Payment Condition, Price increase

3.1	In consideration of the provision of the Services by Interxion, the Customer shall pay to Interxion the fees for the Services as specified on the Services Form. Recurring fees due for payment to Interxion shall be invoiced in advance at the beginning of each invoice period as indicated on the Service Form. All non¬recurring fees, including, but not limited to the fees for setup and installation, shall be invoiced in advance. Fees for Services that are calculated on the basis of usage or an hourly rate are invoiced in arrears.

3.2	The Customer shall bear all costs for any changes that it requests Interxion to make to the Customer Space or the Interxion Facilities.

3.3	Payment shall be made, in the currency as indicated on the Services Form, to Interxion’s bank account mentioned on the invoice, within 30 (thirty) days of the invoice date (“Due Date”). The receipt of the payments by Interxion and not its dispatch shall be decisive for ascertaining payment in time.

3.4	As a security for all claims Interxion holds with regard to a breach or faulty performance of the Agreement by the Customer, the Customer shall pay a safety deposit as indicated on the Services Form. Payment of the safety deposit shall be made in cash, to the bank account stated on the Services Form. If Interxion (partly) claims the safety deposit, the Customer is obliged to supplement the safety deposit to the amount as indicated in the Services Form. The safety deposit has to be paid before the Commencement Date. The safety deposit will be returned no later than two months from the day the Agreement has terminated, subject to the Customer having met all its obligations under the Agreement. In the event that the fees are revised and adjusted in accordance with Clause 3.5 hereof, the safety deposit shall be adjusted accordingly. The deposit does not pay interest to the advantage of the Customer.

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3.5	Interxion has the right to increase the fees on an annual basis with the higher of (i) 3% or (ii) the percentage increase from the preceding 12 months in the official national price index as set forth in the Country Rider, or, if this index ceases to be published, any other retail price index published in substitution. The fee adjustment shall take effect from the beginning of each new calendar year. By charging fees that are not increased on the basis of this Clause 3.5 or receiving payments for such fees Interxion does not, either explicitly or tacitly, waive its right to the difference between the charged fees and the fees as they would have been if Interxion would have increased on the basis of this Clause. Interxion is entitled to charge increased prices with retrospective effect within 1 year from the beginning of the year in which the increased price would have been charged on the basis of this Clause 3.5.

3.6	Interxion has the right to charge an additional price increase for any of the Services provided under the Agreement, in which case Interxion shall inform the Customer by Notice to the Customer, stating (i) the intention to increase the price, and (ii) the effective date of such price increase. The Customer has the right to object to the price increase of this paragraph, by Notice to Interxion within 30 days upon receipt of the Notice of such increase. Upon expiry of the thirty (30) days period and in the event that the Customer:

(a)	has objected against the price increase, the Agreement shall terminate after 60 days from the date of the Notice of the objection, without the Parties being required to provide termination Notice thereof and in accordance with the provisions in Clause 13. In the period between the Notice of the price increase and the date of termination of the Agreement, the price, prior to the Notice of the increase will continue to apply.

(b)	has not objected against the price increase, this shall be considered as a tacit acceptance of the price increase and the Customer shall be bound by the increased price as of the effective date as set forth in the Notice of the price increase.

3.7	If the Customer fails to pay any due amount by the Due Date, it will be in default without prior Notice to that effect being required. In that event, all amounts payable by the Customer under the Agreement shall become immediately due and payable and, notwithstanding any other right Interxion may have under the applicable law, Interxion shall be entitled to (1) charge daily interest on all due and unpaid amounts on the rate of 5 % per annum above the rate that is referred to in the Country Rider and (2) compensation in respect of all costs connected with the recovery of its claim (including all legal fees and expenses and VAT).

3.8	The fees, due by the Customer to Interxion pursuant to the Agreement shall be exclusive of any value added tax, which amounts will be invoiced by Interxion and paid additionally by the Customer, along with the fees due.

3.9	Any costs, charges, expenses, taxes and stamp duties (to the extent applicable) levied by a governmental organization in connection with the execution and/or implementation of the Agreement shall be borne by the Customer.

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Clause 4

Financial Conditions

4.1	The Customer waives all rights to suspend any of its payment obligations for whatever reason, except for its rights to suspend with respect to claims that are undisputed between the parties or that are upheld by a final court ruling.

4.2	The Customer shall make all payments due under the Agreement in full and has no right to deduction whether by way of set-off, counterclaim, discount, abatement or otherwise unless

(a)	the Customer has a valid court order requiring payment by Interxion of an amount equal to such deduction to the Customer; or

(b)	to the extent the deduction concerns undisputed claims or claims upheld by a final court ruling; or

(c)	the Customer is obliged by law to make payments subject to deduction or withholding, in which case the sum payable shall be increased to the extent necessary to ensure that after the required deduction and withholding Interxion receives a net sum equal to the sum which Interxion would have received if such deductions or withholding had not been required.

4.3	The Customer warrants that it is in good financial standing and that it shall be able to meet its financial obligations under the Agreement. The Customer, upon Intention’s reasonable request, shall provide such proof of its financial standing, including information on its solvency and liquidity.

Clause 5

Maintenance and Support

5.1	The Customer acknowledges that Interxion shall from time to time inspect the Premises and carry out maintenance, anywhere at the Premises (inducing, but not limited to the Customer Space) on the Interxion Facilities, which includes changes necessitated by technical developments. Through undersigning the Agreement, the Customer agrees in advance to such inspections and maintenance.

5.2	If the Customer wishes to carry out maintenance activities with regard to the Customer Equipment, it shall always inform Intention hereof (whether carried out by Customer’s personnel or third parties appointed by the Customer for such purposes) if the activities may disable, interrupt or otherwise interfere with the Services provided by Interxion. The Customer shall inform Intention of the date, start time and end time of the maintenance activities at least 10 days in advance. During the Customer’s maintenance activities no warranty or guarantee with regard to the Services applies nor does the Service Level Agreement.

Clause 6

Liability

6.1	Without prejudice to the other provisions of this Clause, the liability of either Party for damage shall in any case be limited to an aggregate amount of €125,000 (one hundred twenty five thousand euro) per event or series of related events, with a maximum amount of € 250,000 (two hundred fifty thousand euro) in respect of all events arising in a year, unless such damage results from willful intent or gross negligence.

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6.2	Interxion shall not be liable to the Customer for special, incidental, indirect, punitive or consequential damages, including but not limited to whether occasioned by the act, breach, omission, default or negligence of Interxion, its employees and contractors and subcontractors, which shall include, without limitation loss of business, revenue, interest or profits, loss of use or data, loss of savings or anticipated savings, loss of investments, loss of goodwill, loss of reputation or cost of capital or loss of extra administrative cost, or any other financial damages, or damages suffered or claimed by third parties, whether or not foreseeable, arising out or in connection with the Agreement, whether brought to Intention in an action based on contract, statue, equity, or tort including negligence or other legal theory.

Clause 7

Force Majeure

7.1	In these General Terms and Conditions, force majeure (hereinafter referred to as “Force Majeure”) means any cause preventing either Party from performing any or all of its obligations which arises from, or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented, including, without limitation, strikes, lockouts or other industrial disputes (whether or not involving the workforce of Parties or any other party), acts of God, embargo, war, terrorism, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm or to the after effects of any of the foregoing. If any such delay occurs, then (unless the cause thereof shall frustrate or render impossible or illegal the performance of the Agreement which shall otherwise discharge the same) the period for the Party to perform its obligations under the Agreement shall be extended by such period (not limited to the lengths of delay) as the Party may reasonably require to complete such performance.

7.2	The Party invoking this Clause shall give Notice forthwith to the other Party upon becoming aware of an occurrence of Force Majeure, such Notice to contain details of the circumstances giving rise to the occurrence and shall use reasonable endeavors to mitigate the effect of the Force Majeure.

7.3	If a default due to an occurrence of Force Majeure continues for more than two calendar months, then the counter party of the Party prevented shall be entitled to terminate the Agreement in respect of the Services that are affected by the occurrence of Force Majeure. The Agreement will stay in force with regard to the Services that are not affected by the occurrence of Force Majeure.

Clause 8

Notices

8.1	A Notice shall be deemed received as of the following:

(a)	if delivered by hand or by registered mail: on the time of delivery;

(b)	if sent by fax: at the time of reception, if received during Business Hours of the recipient, or else one hour after commencement of the next Business Day;

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(c)	if sent by Electronic Message: at the time of reception of such Electronic Message if received during Business Hours, or else one hour after commencement of the next Business Day. An Electronic Message shall be deemed to have reached the computer system at the moment of its receipt as recorded in the receiving Party’s computer system, save where evidence to the contrary is adduced by the sending Party.

8.2	In the event an Electronic Message is transmitted, the receiving Party shall acknowledge the receipt of an Electronic Message to the sending Party without undue delay. The mere fact that the sending Party does not receive acknowledgement of receipt shall not affect the validity of the Electronic Message or its effects.

Clause 9

Confidentiality

9.1	Each Party undertakes that it will not use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required by law or any legal or regulatory authority, any confidential information, including without limitation, all technical and business information or financial information of the other Party, or information, marked as “Confidential”, received by one Party to the Agreement (hereinafter referred to as “Receiver’) from the other Party to the Agreement (hereinafter referred to as the “Disclosing Party”) pursuant to or in connection with the performance of the Agreement or which may have or may in the future come to its knowledge (“Confidential Information”). Each of the Parties shall use its reasonable endeavors to prevent the publication or disclosure of any Confidential Information concerning such matter.

9.2	The obligation as set forth in Clause 9.1 shall not apply to Confidential Information which:

(a)	Is or becomes publicly available by other than unauthorized disclosure;

(b)	Was provably known and in record at the Receiver prior to disclosure by the Disclosing Party;

(c)	Is completely independently developed by the Receiver and prior to any such disclosure by the Disclosing Party, as evidenced by written records prepared prior to the Commencement Date of the Agreement;

(d)	Is ascertainable from a commercially available product; or

(e)	Is disclosed pursuant to administrative or judicial action, provided that the Receiver shall use its best efforts to maintain the confidentiality of the Confidential Information and shall, immediately after gaining knowledge or receiving notice of such action, notify the Disclosing Party thereof and give the Disclosing Party the opportunity to seek any legal remedies so as to maintain such Confidential Information in confidence.

9.3	The Customer will not use any trademark, service mark or trade name (whether registered or not) of Interxion or any of Interxion’s Affiliated Companies or publish any press releases regarding the Agreement without the prior written consent of Interxion.

Clause 10

Permission to Subcontract

Interxion is entitled to subcontract all or part of its obligations under the Agreement. Interxion will remain responsible for the fulfillment of its obligations under the Agreement

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Clause 11

Relationship

11.1	The Parties intend to record only rights and obligations between themselves in the Agreement. Therefore, the Agreement will not grant any right or protection to third parties, such as customers of Customer.

11.2	The Customer shall indemnify and keep indemnified, hold harmless and defend Interxion in respect of any loss, damage or expense (including attorneys’ fees) resulting from any claim brought by customers of the Customer regarding the subject of the Agreement.

11.3	Nothing in these General Terms and Conditions or in the Agreement is intended to or shall operate to create nor shall be deemed to create any partnership, joint understanding or joint venture between Interxion and the Customer or to authorize the Customer to act as agent for Interxion, and the Customer shall have no authority to act in the name or on behalf of Interxion or to bind Interxion in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

Clause 12

Assignment

12.1	The Agreement is personal to the Customer and the Customer may not assign, transfer, subcontract, sublicense or otherwise part with the Agreement or any right or obligation under the Agreement to any third party without the prior written consent of Interxion.

12.2	Intention shall be entitled to transfer the Agreement as well as any and all rights and obligations arising out of or in connection with the Agreement upon Notice to the Customer. Interxion shall be entitled to transfer the Agreement as well as any and all rights and obligations arising out of or in connection with the Agreement upon Notice to the Customer to an Affiliated Company.

Clause 13

Term and Termination

13.1	Subject to the provisions of this Clause the Agreement shall commence on the Commencement Date and shall remain in effect for the Initial Agreement Period after the Commencement Date. The Agreement shall thereafter be automatically renewed for a successive period of 1 (one) year unless terminated by either Party by Notice to the other Party, not less than 3 (three) months before the end of the Initial Agreement Period or any successive period.

13.2	Either Party may terminate the Agreement by Notice with immediate effect in the event that:

(a)	the other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors or the other Party makes a likewise arrangement for the benefit of its creditor; or

(b)	the lease agreement between Interxion and its landlord is validly terminated;

(c)	the other Party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such other Party under any applicable insolvency laws; or

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(d)	the other Party has been convicted of an offence concerning its professional conduct by a judgment that has the force of res judicata; or

(e)	the other Party caused damages as a result of gross negligence or willful intent;

(f)	the other Party liquidates.

13.3	Without prejudice to any other right either Party may have under the Agreement, each Party shall be entitled to terminate the Agreement or its obligations there under with immediate effect by Notice to the other Party in the event that:

(a)	the other Party breaches or fails to perform any of the terms of the Agreement and such breach or failure is (i) not capable of remedy; or (ii) if capable of remedy and after receipt of a Notice requiring such breach or failure to be remedied, is not remedied within 14 (fourteen) days from the date of such Notice;

(b)	the other Party does not meet or no longer meets any or all of the technical, financial or statutory conditions for access to and use of the Services and such failure is (i) not capable of remedy; or (ii) if capable of remedy, is not remedied within the reasonable timeframe from the date of a Notice, requiring such failure to be remedied.

13.4	Any right to suspend its performance of the Agreement is without prejudice to the relevant Party’s right to terminate the Agreement. Termination of the Agreement shall not prejudice the rights accrued up to the date of termination by either Party.

13.5	In the event that Interxion has not received the full payment of an invoice on the Due Date and without prejudice to any other right Interxion may have under the Agreement, Interxion has the right to suspend or terminate any and all Services (including the obligation to provide the Customer Equipment with power) and deny the Customer access to the Premises, without incurring any liability.

13.6	Upon termination of the Agreement, the Customer shall promptly and without charge to Interxion:

(a)	return to Interxion or destroy all Confidential Information including all copies thereof which are in its possession or use at that time and provided in relation to the Agreement; and

(b)	remove all such Confidential Information stored in any equipment, computer systems, network, files, software under the control of or used by or on behalf of the Customer; and

(c)	confirm in writing to Interxion that the actions set forth in (a) and (b) above have been taken.

13.7	Expiration or termination of the Agreement shall not prejudice the terms and conditions of such Agreement, which by their nature must be deemed to survive such to expiration of termination, including but not limited to Clauses 3, 4, 6, 9 and this paragraph.

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Clause 14

Miscellaneous

14.1	If any provision in the Agreement is void or avoided for whatever reason, the remaining provisions shall remain in full force and effect. The Parties shall consult each other in order to replace the void or avoided provision and shall agree on a new provision, which approximates the aim and purport of the void or avoided provision as closely as possible.

14.2	The failure on the part of either Party to exercise, or any delay in exercising, any right or remedy hereunder shall not operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or future exercise thereof or the exercise of any other remedy granted hereby or by any related document or by law.

14.3	Any amendments, modifications, additions, supplements and other changes to any provision of the Agreement shall only be binding on the Parties if they are made in writing and signed by a duly authorized representative of each of the Parties. Notwithstanding the foregoing, Interxion may amend or supplement the Agreement, including the Annexes and Schedules hereto, without having to obtain the prior written consent of the Customer, to the extent that such amendments or supplements contain non-material changes or changes in order to reflect:

(a)	technical and/or operational matters, provided that such changes do not materially affect the Services; and/or

(b)	changes in applicable law, regulations or codes of conduct.

Clause 15

Statutory conditions

15.1	The Customer shall at its own costs apply for, possess and maintain any authorization, license, registration, and/or permit which is required to enable it to conduct its respective businesses and to use the Services. The Customer shall comply with the conditions as set forth in such authorization, license or permit and shall indemnify and keep indemnified Interxion for any claim by a third party in respect of damages, losses or costs suffered, due to the Customer’s non-compliance with the aforementioned obligations.

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Equipment Housing Schedule 1: Service Description

1.	Introduction-

Interxion’s data centres offer state-of-the-art facilities for equipment housing. Maintained round the clock by our highly trained staff, our data centres are specially designed and equipped to the highest industry standards — uninterruptible AC and DC power supplies, automatic fire extinguishing equipment with three types of sensors detecting smoke and fire at multiple levels, backup generators, access control, security systems and multiple redundant fibre connections to all major carriers. The Equipment Housing service can be adapted to meet your specific needs.

2.	Equipment Housing space options

In the data centres, Interxion offers four different Equipment Housing solutions.

Private room — A Private room provides dedicated space in the data centre Your Private room is located inside a dedicated climate controlled area in the data centre and is secured from other client areas by walls. The power distribution unit is dedicated exclusively to your Private room.

Suite — A suite provides dedicated space in the data centre, which can be tailored to your specific needs. Your suite is located inside a shared climate controlled area in the data centre, but is secured from other client areas by walls. The power distribution unit is dedicated exclusively to your suite.

Cage — A cage provides space separated from other clients, within a shared area in the data centre. You share power distribution, climate control and common area access control system with other clients.

Cabinet Space — Cabinet Space offers a dedicated footprint to install your cabinets in the data centre. Your cabinets will occupy a shared area alongside those of other clients, maximizing the available space. Each cabinet has a dedicated power feed, coming from a shared power distribution unit. Cable trays are included. You can install your own cabinets or purchase them from Interxion.

3.	Equipment Housing services

Guaranteed power

Power is key to your operation in our data centres. Without a reliable power supply, you cannot operate. Interxion has taken extensive measures to equip its data centres with a reliable and resilient power infrastructure, including diesel generators with sufficient fuel storage, UPS systems, various redundant elements in the distribution network throughout our building, as well as effective escalation procedures and 24x7 support in case of problems.

The Equipment Housing service provides various solutions for your power needs. The following power options are available, although these may vary per data centre due to local customs and/or regulations.

•	AC power voltage: 230 Volt single phase or 400 Volt three phase

•	AC 230 V power breakers: 6, 16 or 32 Ampere (Zurich 13 A)

•	DC power voltage: 48 Volt, DC power breakers: various sizes

Power is provided per plug or plug set which Interxion installs under the raised floor at the location of the cabinet position or at the points in the Cage or Suite as requested by the Customer. The AC and DC power point of supply is at the installed plug or plug set, as indicated in Schedule 4 by “SLA Demarcation Line”. Distribution of power from the supply point onwards is the responsibility of the Customer, subject to the following restrictions.

Power usage is either included as a flat rate in the monthly rental charges for the plug or plug set, or is measured separately by a customer specific kWh meter. Private rooms and Suites are by default equipped with a kWh meter.

Cages and Cabinet positions do not have kWh meters, although these can be installed on request at additional cost to the customer.

Max usage of a power plugset:

The current drawn from the plugset shall not exceed a total maximum continuous load of 70% from one rated MCB (Miniature Circuit Breaker)

For instance, the total continuous current drawn from a 16 Amp breaker plugset shall not exceed a maximum of 11.2 Amp.

Compliance with this requirement will be measured by for instance the following methods:

•	Once a month a check with a clamp meter measuring and confirming the contractually agreed continuous current in Amps.

•	Once a month read the kWh meters (11.2 A * 230V* 24hrs * 30 days/1000 = 1,855 kWh/month)

In case of a customer specific meter, power usage is metered according to the terms in and charged at the price as defined in the Service Form.

In most locations, Intention offers three different service levels to meet your individual Equipment Housing needs.

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Basic — One socket outlet per cabinet, supplied by an uninterruptible power supply (UPS) system. Input power for the UPS system is provided by the commercial power supply system, which is backed up by stand-by generator(s). This service level offers a SLA of 99.9% power availability.

Reference Schedule 4: CEPCD

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Standard — Two socket outlets per cabinet. One socket is supplied by an uninterruptible power supply (UPS) system. The other socket, serving as a back-up, is supplied by a normal (interruptible) power supply system. Input power for both systems is provided by the commercial power supply system, which is backed up by stand-by generator(s). DC power is provided by two feeds from one N+1 redundant DC system. This service level offers a SLA of 99.99% power availability.

Reference Schedule 4: CEPCD

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Advanced — Two socket outlets per cabinet. One socket is supplied by an uninterruptible power supply (UPS) system. The other socket, serving as back-up is supplied by a separate but identical UPS system. Input power for the two UPS systems is provided by the commercial power supply system, which is backed up by stand-by generator(s). This service level offers a SLA of 99.999% power availability.

Reference Schedule 4: CEPCD

Climate control systems

The customer areas in all of our data centres are equipped with down-flow air-cooling systems. Multiple air conditioning units are installed to provide redundant capacity in a N+1 configuration.

Fire protection

All of the data centres are equipped with smoke/fire detection systems and gas-based fire suppression systems as a first-line defence against fire. The type of gas used depends on the national regulations applicable to the location of the data centre. These systems are automatic and monitored continuously (24 x 7). All facilities are equipped with hand-held CO2 fire extinguishing systems, as required by local fire regulations.

For additional protection from fire, Intention uses Very Early Smoke Detection Alarm (VESDA) system. In the unlikely event of a fire, this system immediately alerts Interxion staff of the presence of smoke so they can take appropriate action.

Security

Security is as important to us as it is to you. That’s why every Interxion facility has implemented strict procedures to protect your assets. Intention’s data centres are designed as “buildings within buildings,” and are protected by an electronic intruder system and security guards available 24 hours a day. Proof of identity is mandatory for visitors and is checked against customer-defined access lists. All visits are logged, and video surveillance cameras monitor all activity within secure areas.

Access

The data centre and the customer’s premises will be accessible 24 x 7 to the Customer. The Intention Welcome Pack explains access and other operational procedures. If customers obey the procedures but access cannot be provided the European Service Centre (ESC) must be notified. Once the ESC is notified access will be granted within 30 minutes provided appropriate validation procedures can be followed.

Structured Cabling

Structured Cabling (redundant cabling) is installed in accordance with industry standard performance specifications. In case of a cable failure Interxion will provide emergency patches. In combination with the Hands & Eyes Rapid Response service you can call the ESC 24 x 7 for trouble shooting support.

4.	Hands & Eyes

All Equipment Housing options include Hands and Eyes support that can be delivered at request of the Customer. The Hands and Eyes service offers generic Rapid Response and Pre Scheduled Work services for customers in Intention’s data centres across Europe. Customer equipment can be any equipment - passive or active - controlled by the customer and located at the Interxion data centre.

Rapid Response Support

Hands & Eyes requests may be in the form on an immediate response, providing customers with an on-site technician, 24 x 7, within a guaranteed response time of 1 hour during standard business hours. For all requests submitted outside standard business hours, work on the request will begin within 2 hours.

Customers pay as they use based on a pre-agreed hourly rate. Interxion will charge Customer 1 hour minimum, thereafter 30-minute increments. Customers may opt to subscribe to a monthly block of hours for a fixed monthly tariff at a lower hourly rate. Unused hours from the block at the end of a calendar month cannot be transferred to the next month.

Interxion’s technician provides basic support on customers equipment, such as basic configuration of systems (e.g. via console and telnet session), power on, power off equipment, setting switches, pushing buttons and reading displays. Rapid Response is provided on equipment of any make or model provided customer gives specific instructions on the work that needs to done. The Interxion technician has general knowledge of providing support on ICT equipment.

Pre Scheduled Work

For requests that are made for future or complex requests, Interxion will provide the Customer with an estimated budget and time planning for the requested work. After acceptance by the Customer of the estimated budget and time planning, Interxion acting as the customer-supervised hands will deliver the requested work. This also includes maintenance, installation work, configuration or troubleshooting work. Interxion would recommend in conjunction with customers that Runbooks & cabinet documentation are produced and mutually agreed to provide support to the customers operation. An allowance of time can be agreed for the documentation to be produced. Interxion will perform such requests only during Business Hours, unless otherwise agreed upon between Parties.

Standby Fees and Blocks of Hours

Customers who require regular interventions on their equipment (during or outside of office hours) may reduce the hourly charge for any Hands & Eyes intervention by signing up to a monthly standby fee paid in advance.

Customers who anticipate a minimum number of Hands & Eyes interventions a month may also lower the hourly rate of charge by booking Blocks of Hours (unused hours cannot be carried over to the next month.) The Blocks of Hours can be used for any Hands & Eyes interventions throughout the month.

5.	Cabinet Plus

The bundle includes Standard Cabinet Space (99.99% availability of power), 16 Amp power plug set, including a maximum usage of 1,855 kWh/month (2.6 kW continuous load/ 16 Amp plugset), a 600 mm wide cabinet, structured cabling to the central patch room (5 UTP’s and 5 patches), installation Support: 2 installation hours included, Basic Hands & Eyes Rapid Response support and Basic Monitoring: 5 ports or URL’s per Cabinet Space, maximum 25 per customer. Additional components / ports / URL’s possible at additional charges.

Interxion Monitoring services allow Interxion to observe the availability and/or the performance characteristics of system and network components in near real-time, to report on the performance characteristics, to set thresholds for automatic alarms and to take appropriate actions upon such alarms.

Basic Monitoring service tests the availability of customer equipment at 1-minute intervals. Intention uses automated software to monitor URL’s and ports.

If the software of Interxion detects unavailable equipment, (5 sequential tests are not replied to) the Customer will be notified automatically via e-mail or pager.

6.	Technical fact sheet

Building	Goods storage and loading/delivery docking area, typical height 3.50m
Parking spaces

Suite Cage Cabinet Space	Lighting 400 Lux at ground floor level
Cleaning of the raised floor, all areas
Maintenance of the technical infrastructure (e.g. power, air-conditioning)
Power cabling under raised floor; data cabling overhead (optional under raised floor)
Door width: 1.75m, Door height: 2.0m
Internet Exchange Centre height: slab to ceiling minimum 3.00m, typical 3.80m

Floor	300kg/point, 1200 kg/m2
ESD Raised floor

Climate	Temperature on average for closed cabinet 18 °C — 25 °C and 14 °C — 21 °C underneath the raised floor for open cabinets and a mixed rack environment
Humidity: 40% - 60% measured at the return of the CRAC unit
Customer rooms have n+1 redundant down flow air conditioning units
Water detection

Power	Diesel generator backup, diesel fuel storage typical for 24 hours backup depending on local rules and regulations
UPS 230V AC. Choice: Basic, Standard or Advanced service level at various fuse ratings
48V DC. Choice: Basic, Standard or Advanced at various fuse ratings
Clean power ground and over-voltage/surge protection

Security	Access: 24 hours a day, 7 days a week, based on pre-defined access list.
Only authorized staff and registered customer staff or representatives are allowed on-site
Surveillance: 24 hours a day, 7 days a week
CCTV in reception and hallways
Security zones using designated alarm and card-key access
Logging of all entries
Gas fire extinguishing system in compliance with country regulations

Fire protection	Smoke and fire detection system
Very early Smoke Detection Alarm (VESDA or other vendor based on laser technology)
Fire-retarding walls minimum F60 depending on local rules and regulations

Equipment Housing Schedule 2: Service Level Agreement

1.	Subject

This Service Level Agreement (“SLA”) applies to the services set forth in Schedule 1.

The SLA guarantees eligible customers reimbursement of (part of) their monthly service fees (“Credits”) in case Interxion did not perform to performance metrics as defined in this SLA (“SLA metrics”).

The SLA metrics are either measured on a calendar month basis (“Monthly Metric”) or on an event basis (“Event Metric”). The SLA metrics will be automatically renewed each calendar year, beginning on January 1. In the event that Interxion wishes to modify any of the SLA metrics, Customer will be given 30 days’ notice in writing of the proposed changes. This document supersedes all previous SLA’s for Equipment Housing services issued by Interxion.

2.	Contact

Interxion provides the Customer with a single point of contact at Interxion’s European Service Centre for all issues, including all technical, billing, and product inquiries. All events, in case of failure, must be logged at the European Service Centre by phone.

International free phone number:	+800 INTRXION (+800 4687 9466)
Alternative telephone number:	+44 20 7375 7070
Email address:	customer.serviceseinterxion.com

Interxion has the right to change these contact details with a 30 days notice period.

3.	Service Delivery

Defined Service Hours of Operation. 24 hours a day, 365 days a year, during the term of the contract.

Service Installation. The service will be considered available to customer when the following installation steps are completed:

•	Inventory of customer requirements; orders are laid down in Customer Order Forms and/or Service Forms.

•	Delivery time and installation activities start after formal acceptance of the Customer Order Form and/or Service Form.

•	Formal acceptance of the services as described in the Service Form by the Customer; sign off the Acceptance Test Document.

The service will be available to customer on the Commencement Date provided that

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Customer has returned to Interxion a completed and signed Technical Requirements Questionnaire (“TRQ”), taking into account delivery times and installation time required to be ready for service, prior to the Commencement Date. The TRQ is input to Interxion during the installation and configuration of the Service. It provides the relevant technical details of customer’s infrastructure.

Incident handling.

In case of any incident, partial or complete failure of service, Interxion will notify Customer using the designated contact persons and notification directives as specified by customer.

In the event of a customer identifying an Incident, he can contact Intention’s European Service Centre, 24 hours a day, 365 days a year on the telephone numbers or email address mentioned under “Contact”.

4.	Service Levels, Guarantees and Credits

Interxion’s Equipment Housing services come with industry-leading Service Levels that guarantee the quality of our services.

Service level	Advanced Power
Description	Two socket outlets per cabinet. One socket is supplied by an uninterruptible power supply (UPS) system. The other socket, serving as back-up, is supplied by a separate but identical UPS system. Input power for the two UPS systems is provided by the commercial power supply system, which is backed up by stand-by generator(s).

Guarantee	99.999 % power availability for AC or DC over the period of one calendar month. The power is only considered unavailable when power on both power plugs is unavailable.

Credits	Breach of availability gives Customer the right to a credit equalling 1 week of Equipment Housing service fees for the cabinets of floor space that is directly affected by the power failure, subject to clause 5 of Schedule 2.

Reference	Schedule 4 CEPCD

Service level	Standard Power
Description	Two socket outlets per cabinet. One socket is supplied by an uninterruptible power supply (UPS) system. The other socket, serving as a back up, is supplied by a normal (interruptible) power supply system. Input power for both systems is provided by the commercial power supply system, which is backed up by stand-by generator(s). DC power is provided by two feeds from one N+1 redundant DC system. This service level offers a SLA of 99.99% power availability.

Guarantee	99.99 % power availability for AC or DC over the period of one calendar month. The power is only considered unavailable when power on both power plugs is unavailable.

Credits	Breach of availability gives Customer the right to a credit equalling 1 week of Equipment Housing service fees for the cabinets of floor space that is directly affected by the power failure, subject to clause 5.

Reference	Schedule 4 CEPCD

Service level	Basic Power
Description	One socket outlet per cabinet, supplied by an uninterruptible power supply (UPS) system. Input power for the UPS system is provided by the commercial power supply system, which is backed up by stand¬by generator(s).

Guarantee	99.9 % power availability for AC or DC over the period of one calendar month.

Credits	Breach of availability gives Customer the right to a credit equalling 1 week of Equipment Housing service fees for the cabinets of floor space that is directly affected by the power failure, subject to clause 5.

Reference	Schedule 4 CEPCD

Service level	Climate control for closed cabinet customer area
Description	Climate control maintains the temperature and humidity in the Interxion Data Centre, its suites, cages and cabinet spaces.

Guarantee

In each Climate Controlled Area, Interxion guarantees to keep the temperature and humidity within ranges as specified below. The climate inside individual cabinets is excluded from this guarantee.

•   The temperature measured at the return air intake of the CRAC unit is on average maintained within the range 18°C to 25°C.

•   The relative humidity measured at the return air intake of the CRAC unit is on average maintained within the range 40% to 60%.

Credits	Breach of above guarantee in any calendar month entitles Customer to a credit equalling 1 week of Equipment Housing service fees for the cabinets of floor space that is directly affected by the climate failure, subject to clause 5

Service level	Climate control for an open cabinet customer area and for an open and closed mixed cabinet environment
Description	Climate control maintains the temperature and humidity in the Intention Data Centre, its suites, cages and cabinet spaces.

Guarantee

In each Climate Controlled Area, Interxion guarantees to keep the temperature and humidity within ranges as specified below. The climate inside individual cabinets is excluded from this guarantee.

•     The air temperature underneath the raised floor and measured at the cold air exhaust of the CRAC unit is on average maintained within the range 14°C to 21°C.

•     The relative humidity measured at the return air intake of the CRAC unit is on average maintained within the range 40% to 60%.

Credits	Breach of above guarantee in any calendar month entitles Customer to a credit equalling 1 week of Equipment Housing service fees for the cabinets of floor space that is directly affected by the climate failure, subject to clause 5

Closed cabinet         - is a cabinet with a solid (non-perforated) back and front door plus side panels.

Open cabinet           - is a cabinet with at least on door perforated or no doors and/or side panels at all

Service level	Hands & Eyes Rapid Response
Description	Interxion ensures that a qualified engineer will be available to respond to customer requests for assistance within agreed Response Times.

Guarantee	Interxion guarantees that a qualified Engineer will be in the Interxion Data Center ready to work on customer’s equipment within the pre-defined Response Time. The default Response Time is 2 hours

Credits	Not meeting the pre-defined Response time entitles customer to claim a credit 25 % of Monthly Recurring Standby Charge for Hands & Eyes services, subject to clause 5.

A one-day credit is defined as 1/30 of the related monthly recurring service fees.

A one-week credit is defined as 7/30 of the related monthly recurring service fees.

Monthly Metrics are calculated according to the following formula

Availability = (Total Period Time Shutdown Time) - Downtime * 100%

(Total Period Time Shutdown time)

Total Period Time — is the average total time in one month (30 days)

Shutdown Time — planned shutdown which is service affecting for which customer has been notified, e.g., to enable inspections or maintenance

Downtime — is the time of that the Service is unavailable due to forced outages

Response time — is the period of time between the moment Interxion’s ESC has logged customer’s request, which will happen at the initial contact with the customer where a Hands & Eyes Service is called for and the moment an Engineer is on-site and has contacted the customer to report he is ready to start his work.

In order to determine breach of guaranteed service levels, Intention’s systems and records are leading.

5.	Exceptions

Customer shall not receive any credits under this SLA in connection with any non-compliance with the Equipment Housing services or a failure to meet the SLA that is caused by or associated with any of the following:

•	Failure to meet the Equipment Housing service levels caused by Customer or Customer’s Equipment;

•	Customer equipment not connected according to agreed CEPCD (Schedule 4)

•	Scheduled maintenance for which customer is provided the required minimum notice;

•	Failure of any third party equipment;

•	Emergency maintenance;

•	Circumstances beyond lnterxion’s control.

6.	Exclusive Remedy

In case Interxion fails to meet the guaranteed Service Levels, the Customer acknowledges and agrees that credits set out in the SLA shall be the Customers’ sole and exclusive remedy, except in cases where the Service Levels are not met and damage to the Customer Equipment has been caused as a result of gross negligence or wilful intent on the part of Intention.

7.	Claims Procedure

To receive credits the customer should contact Interxion in writing within 30 days of the event (Event Metric) or month (Monthly Metric) in which Intention failed to meet the guaranteed Service Levels. Approved claims for credit will be credited to the Customer on his next invoice. Interxion will calculate the Credits on the basis of the recurring service fees due by the Customer during the month in which Interxion failed to meet the guaranteed Service Levels.

8.	Credit Limitations

Aggregated Credits in a given month will be limited to 50% of the monthly recurring service fees.

Equipment Housing Schedule 3: Acceptable Use Policy

1.	Introduction

This Acceptable Use Policy will set forth a set of guidelines for acceptable use of the Equipment Housing service from Interxion. All customers are required to comply with this policy.

2.	House rules

Interxion maintains the following rules in order to comply with local and national laws, guidelines for installation works, working environment, safety and fire regulations. Every person entering the data centre is required to follow these rules:

1.	ONLY AUTHORISED CUSTOMERS AND PERSONNEL are allowed into the data centre. Every visitor must have a personal access card. Wear your badge visibly and follow the instructions of the security personnel at all times. Access to other customer’s rooms is prohibited. Tailgating is not permitted.

2.	INFORM THE SECURITY GUARD WHICH GOODS YOU WILL TAKE IN AND TAKE OUT.

3.	ANNOUNCE IN ADVANCE WHEN YOU PLAN TO VISIT. Report the start and end of your activities to the security desk

4.	AVOID HAZARDOUS SITUATIONS. Do not operate any equipment that may constitute a safety hazard. If in doubt, consult the Facility Manager.

5.	CLOSE DOORS. Inside doors must be closed at all times in order to ensure efficient gas extinguishing make an eventual fire gas extinguishing efficient. Outside doors must be closed and locked for security.

6.	EVACUATE IMMEDIATELY WHEN THE ALARM (SLOW WOOP) GOES OFF. In case of a fire alarm, the gas extinguishing system will automatically activate.

7.	KEEP THE PREMISES CLEAN. Inside the Equipment Rooms clean work is essential for the function of the customers equipment. DO NOT SMOKE. The whole building is a no smoking area. DO NOT BRING FOOD. Do not eat or drink in any of the equipment rooms or the corridors.

8.	ANY ACTIVITY CAUSING DUST PARTICLES IS NOT ALLOWED. Please consult the Facility Manager for assistance. The automatic alarm may be triggered if you do not follow this instruction.

9.	LEAVE PACKAGING MATERIAL OUTSIDE the equipment rooms. Unwrap boxes in the docking area. Packaging material must be removed from the facilities.

10.	STORAGE OF EQUIPMENT is only allowed in the equipment or storage rooms. Please contact the Facility Manager if you require assistance.

11.	SWITCH YOUR ALARM SYSTEM ON when leaving the premises.

12.	REPORT ALL IRREGULARITIES AND ALARMS to Customer Services (+44 20 73757070 or the intemational toll free number + 800 INTRXION)

13.	CONNECT YOUR CABINET EQUIPMENT in line with the agreed SLA (reference Schedule 4 CEPCD)

3.	Use policy Radio Devices

Inside the data centre the use of GSM, GPRS, UMTS or other communications devices that work through radio communication (‘Radio Devices”) is prohibited to

a)	Prevent the unauthorized transfer of information that is of a business sensitive nature to Interxion or its customers. Business sensitive refers to any information stored or processed by Intention, its customers or on behalf of its customers that is transferred to unauthorized parties would cause a loss of reputation and business opportunity to either Interxion or its customers

b)	Prevent the possibility of electronic or radio interference with equipment of Interxion or its customers

Visitors of the data centre need to switch off all Radio Devices, including the standby mode, or leave them outside the Data centre. On request, Interxion will provide visitors with alternative means of communications for use inside the data centre.

4.	Consequences of non-compliance

Violation of this Acceptable Use Policy is strictly prohibited. In the event of any actual or potential violation, Intention reserves the right to suspend or terminate, either temporarily or permanently, any or all services provided by Interxion, to block any abusive activity, or to take any other actions as deemed appropriate by Interxion in its sole discretion.

Customers who violate this Acceptance Use Policy may incur criminal or civil liability. Interxion may refer violators to civil or law enforcement for prosecution, and will cooperate fully with applicable government authorities in connection with the civil or crime investigations of violations.

Equipment Housing Schedule 4 Version: 2004-2

Equipment Housing Schedule 4 Version: 2004-2

Equipment Housing Schedule 4 Version: 2004-2

Equipment Housing Schedule 4 Version: 2004-2

Equipment Housing Schedule 4 Version: 2004-2

Equipment Housing Schedule 4 Version: 2004-2